STOCK EXCHANGE RELEASE

NABUFIT Global Inc.NEWS RELEASE

626 East 1820 North

Orem, UT 84097

U.S.A.

NABUFIT Global, Inc. Sells Operating Subsidiaries

Effective August 30, 2017, NABUFIT Global, Inc. (“the Company”) announced the sale of its three wholly owned subsidiaries: NABUFIT Global ApS, NABUFIT IP ApS and NABUFIT China Ltd (“Operating Subsidiaries”) to NABUFIT Finance ApS, a Danish entity (“Finance”).  In consideration for all the issued and outstanding capital stock of the Operating Subsidiaries, Finance paid NABUFIT Global, Inc. a cash payment and agreed to assume all liabilities, obligations and future operating expenses and assume the operations of the Operating Subsidiaries. In addition, Finance agreed to pay the Company additional consideration from amounts which it receives from one or more of the Operating Subsidiaries as a tax refund later in 2017.

As a result of the sale of the Operating Subsidiaries, the Company has no active business operations and will now search for future merger or acquisition candidates, and is therefore considered a “shell corporation” as defined in Rule 144(i)(1) of the Securities Act.

Brian Metz; CEO of the Company said “over the past two years we have developed a world class health and fitness portal and mobile applications. Although we have seen increased interest from potential users of the products, the Company has been unable to raise the significant capital required to sufficiently market the products and services on a global basis as anticipated. The management of Finance will take over the operations, liabilities and seek to raise the capital necessary to market the products and services. The Company and its board of directors viewed the sale of the Operating Subsidiaries, along with their liabilities and significant capital requirements, as the best option for the Company and its shareholders”.

“We are actively seeking to merge with or acquire one or more private companies to create business opportunities for the Company. We believe an appropriate merger or an acquisition strategy will create a foundation upon which the Company can expand into new markets and add new technologies, products, or services”.

About NABUFIT Global, Inc.

NABUFIT Global, Inc. is a US public company (NBFT).  NABUFIT developed an online fitness platform for health and well-being through physical exercises, nutrition and lifestyle.  The platform offers an interactive, customized experience founded on the workouts and participation of Sports Stars among here Neymar Jr., Mo Farrah, Peter Schmeichel, Michael Maze.  The operations of the NABUFIT business has been headquartered in Denmark. Upon the disposition of the Operating Subsidiaries, Finance will take over the active business operations related to the NABUFIT platform and other products and services.  At this time, NABUFIT Global, Inc. has no business operations.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve many assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  Many of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts NABUFIT Global, Inc.:

Brian Mertz; CEO

+45023903300

bm@nabufit.com

Bob Bench: CFO

801-362-2115

bobbench@nabufit.com